Armstrong Energy, Inc. Announces Results For the year ended December 31, 2013

 -- Record revenue of $415.3 million on a record 9.3 million tons sold

 -- Adjusted EBITDA of $58.2 million for 2013 – 14.4% increase from 2012

 -- Available liquidity totaled $70.9 million at December 31, 2013

ST. LOUIS, March 25, 2014 /PRNewswire/ -- Armstrong Energy, Inc. ("Armstrong") today reported coal sales revenue of $415.3 million for the year ended December 31, 2013, an increase of 8.7% compared to $382.1 million for the year ended December 31, 2012. Coal sales increased 0.7 million tons to 9.3 million tons in 2013, as compared to 2012. Average sales price per ton for the year ended December 31, 2013 was $44.82 per ton, as compared to $44.84 for the same period of the prior year. Operating income and Adjusted EBITDA, as defined below for 2013 was $9.9 million and $58.2 million, respectively, as compared to an operating income and Adjusted EBITDA in 2012 of $6.6 million and $50.9 million, respectively.

	For the Year ended December 31,
	2013	2012
Tons of Coal Sold	9,266	8,521
Revenue	$415,282	$382,109
Adjusted EBITDA	$58,156	$50,854
Average Sales Price per Ton	$44.82	$44.84
Cost of Coal Sales per Ton	$32.70	$33.16

Revenue and tons sold exceeded prior year amounts primarily due to additional production at two underground mines that reached full production levels in the latter half of 2012 and the first half of 2013. The slight per ton decrease in revenue is due to customer mix and certain new contracts entered into in 2013 being at lower average per ton prices from a year-over-year decline in market pricing. This was partially offset by annual price increases on our multi-year coal supply agreements.

Cost of coal sales increased 7.2% to $303.0 million in the year ended December 31, 2013, from $282.6 million in 2012. This increase was primarily attributable to the sale of 0.7 million additional tons in the current year, as compared to 2012. On a per ton basis, our cost of coal sales decreased during the year ended December 31, 2013, compared to 2012, from $33.16 per ton to $32.70 per ton. The lower cost of coal sales per ton is due primarily to efficiencies gained in the current year at our underground mines.

Production royalties to related parties are amounts earned by Armstrong's affiliate, Armstrong Resource Partners, L.P., related to coal reserves Armstrong leases from it. The increase of $2.1 million in comparable periods is due to increased production from those leased reserves.

Interest expense increased $16.4 million over the comparable periods as a result of greater borrowings and at a higher interest rate in the current year due to the issuance in December 2012 of $200.0 million aggregate principal amount of the 11.75% Senior Secured Notes due in 2019. The proceeds were used to retire existing debt.

Liquidity

The principal indicators of our liquidity are our cash on hand and availability under our revolving credit facility. As of December 31, 2013, our available liquidity was $70.9 million, comprised of cash on hand of $51.6 million and $19.3 million available under our revolving credit facility.

We believe that existing cash balances, cash generated from operations and availability under our revolving credit facility will be sufficient to meet working capital requirements, anticipated capital expenditures and debt service requirements.

Short-term Outlook

Our anticipated coal production for 2014 is between 9.6 million and 9.8 million tons. As of March 1, 2014, Armstrong has 9.6 million tons priced and committed for 2014 at an average price of $46.79.

Capital expenditures in 2014 for equipment and land acquisitions are currently expected to be in a range of $19-$23 million with an additional $13-$17 million for mine development.

Conference Call

A conference call regarding Armstrong's 2014 financial results will be held today at 11:00am eastern time. To participate in the conference call, dial (877) 870-4263 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available under the Investors section of Armstrong's website at http://www.armstrongenergyinc.com.

About Armstrong Energy, Inc.

Armstrong is a diversified producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls approximately 571 million tons of proven and probable coal reserves in Western Kentucky and currently operates seven mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities which support its mining operations.

Financial Summary

Armstrong Energy, Inc. and Subsidiaries (formerly Armstrong Land Company, LLC and Subsidiaries)

CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Revenue	$ 415,282	$ 382,109	$ 299,270
Costs and expenses:
Cost of coal sales, exclusive of items shown separately below	302,966	282,569	221,597
Production royalty to related party	7,811	5,695	578
Depreciation, depletion, and amortization	38,219	33,066	27,661
Asset retirement obligation expenses	2,472	3,977	4,005
General and administrative expenses	21,169	21,434	13,725
Selling and other related expenses	32,733	28,720	23,769

Operating income	9,912	6,648	7,935
Other income (expense):
Interest expense, net	(35,563)	(19,200)	(10,694)
Other income (expense), net	579	(1,534)	(178)
Gain on deconsolidation	—	—	311
(Loss) gain on extinguishment of debt	—	(3,953)	6,954

(Loss) income before income taxes	(25,072)	(18,039)	4,328
Income taxes	—	—	(856)

Net (loss) income	(25,072)	(18,039)	3,472
Less: income attributable to non-controlling interest	—	—	7,448

Net loss attributable to common stockholders	$ (25,072)	$ (18,039)	$ (3,976)

Armstrong Energy, Inc. and Subsidiaries (formerly Armstrong Land Company, LLC and Subsidiaries)

CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$ 51,632	$ 60,132
Accounts receivable	24,654	24,138
Inventories	12,683	9,461
Prepaid and other assets	3,669	3,722
Deferred income taxes	605	984

Total current assets	93,243	98,437
Property, plant, equipment, and mine development, net	424,365	431,225
Investments	3,224	3,323
Intangible assets, net	144	573
Other non-current assets	22,577	26,751

Total assets	$ 543,553	$ 560,309

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 27,972	$ 26,902
Accrued and other liabilities	16,234	14,484
Current portion of capital lease obligations	2,497	4,243
Current maturities of long-term debt	4,498	3,935

Total current liabilities	51,201	49,564
Long-term debt, less current maturities	198,186	199,961
Long-term obligation to related party	106,283	98,388
Related party payables, net	7,780	4,886
Asset retirement obligations	17,230	17,962
Long-term portion of capital lease obligations	2,222	5,474
Deferred income taxes	605	984
Other non-current liabilities	3,103	428

Total liabilities	386,610	377,647
Stockholders' equity:
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,933,710 shares and 21,870,765 shares issued and outstanding as of December 31, 2013 and 2012, respectively	219	219
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued and outstanding as of December 31, 2013 and 2012, respectively	—	—
Additional paid-in-capital	238,799	238,713
Accumulated deficit	(81,361)	(56,289)
Accumulated other comprehensive loss	(737)	—

Armstrong Energy, Inc.'s equity	156,920	182,643
Non-controlling interest	23	19

Total stockholders' equity	156,943	182,662

Total liabilities and stockholders' equity	$ 543,553	$ 560,309

Armstrong Energy, Inc. and Subsidiaries (formerly Armstrong Land Company, LLC and Subsidiaries)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)

	Year Ended December 31,
	2013	2012	2011
Operating activities
Net (loss) income	$ (25,072)	$ (18,039)	$ 3,472
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash stock compensation expense	418	697	1,383
Non-cash charge related to non-recourse notes	—	—	217
Depreciation, depletion, and amortization	38,219	33,066	27,661
Amortization of debt issuance costs	1,153	1,208	668
Amortization of original issue discount	665	18	—
Asset retirement obligations	2,472	3,977	4,005
Gain on settlement of asset retirement obligations	(205)	(234)	—
(Income) loss from equity affiliate	(31)	(15)	8
(Gain) loss on sale of property, plant, and equipment	(16)	(38)	123
Loss (gain) on extinguishment of debt	—	3,953	(6,954)
Gain on deconsolidation	—	—	(311)
Non-cash activity with related party, net	10,789	6,527	2,320
Interest on long-term obligations	288	215	1,762
Change in working capital accounts:
Increase in accounts receivable	(516)	(1,632)	(8,579)
(Increase) decrease in inventories	(3,221)	1,948	1,602
Decrease (increase) in prepaid and other assets	53	(190)	(2,444)
Decrease in other non-current assets	3,048	8,001	1,907
Increase (decrease) in accounts payable and accrued and other liabilities	3,252	(8,379)	21,379
Increase (decrease) in other non-current liabilities	1,648	(314)	(45)

Net cash provided by operating activities	32,944	30,769	48,174
Investing activities
Cash decrease due to deconsolidation	—	—	(155)
Investment in property, plant, equipment, and mine development	(32,836)	(46,464)	(73,627)
Investment in affiliates	—	(130)	(2,470)
Issuance of note receivable – related party	(17,500)	—	—
Payment of note receivable – related party	17,500	—	—
Proceeds from sale of fixed assets	255	70	425

Net cash used in investing activities	(32,581)	(46,524)	(75,827)
Financing activities
Payment on capital lease obligations	(4,547)	(4,338)	(4,115)
Payments of long-term debt	(3,959)	(169,872)	(118,170)
Proceeds from long-term debt	—	211,634	140,000
Proceeds from financing obligation with ARP	—	—	20,000
Payment of financing costs and fees	(29)	(11,117)	(4,798)
Proceeds from repayment of non-recourse notes	—	—	1,083
Proceeds from the acquisition of non-controlling interest	—	—	132
Proceeds from the issuance of Series A convertible preferred stock	—	30,000	—
Repurchase of employee stock relinquished for tax withholdings	(332)	—	—
Non-controlling interest contributions	4	—	5,000

Net cash (used in) provided by financing activities	(8,863)	56,307	39,132

Net (decrease) increase in cash and cash equivalents	(8,500)	40,552	11,479
Cash and cash equivalents, at beginning of year	60,132	19,580	8,101

Cash and cash equivalents, at end of year	$ 51,632	$ 60,132	$ 19,580

	Year Ended December 31,
	2013	2012	2011
Supplemental cash flow information:
Cash paid for interest	$ 24,045	$ 7,404	$ 17,172
Cash paid for income taxes	—	—	1,030
Non-cash transactions:
Assets acquired with long-term debt	2,082	2,407	18,927
Land and reserve sale/financing with related party	4,886	5,700	64,491

Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure:

	Year ended December 31,
	2013	2012
Net loss	$(25,072)	$(18,039)
Income tax provision	—	—
Depreciation, depletion and amortization	40,691	37,043
Non-cash production royalty to related party	6,761	5,695
Interest expense, net	35,563	19,200
Non-cash stock compensation expense	418	697
Loss on settlement of interest rate swap	—	1,409
Loss on deferment of equity offering	—	1,130
Gain on settlement of asset retirement obligation	(205)	(234)
Loss on extinguishment of debt	—	3,953
Adjusted EBITDA	$58,156	$50,854

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (GAAP). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define "Adjusted EBITDA" as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, non-cash production royalty for related party, loss on settlement of interest rate swap, loss on deferment of equity offering, gain on settlement of asset retirement obligations, non-cash stock compensation expense, non-cash charges related to nonrecourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our company.

Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in "Risk Factors" in our Annual Report on Form 10-k filed with the Securities and Exchange Commission on March 25, 2014.

CONTACT: Richard Gist, 314-721-8202, rgist@armstrongcoal.com